Exhibit 5.1

Address: 845 Texas Avenue, Suite 200, Houston, Texas 77002 | Tel: 346.348.0239 | Website: www.kessepllc.com

November 21, 2025

The Glimpse Group, Inc.

15 West 38th Street, 12th Floor

New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to The Glimpse Group, Inc., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company, from time to time pursuant to Rule 415 under the Securities Act, of: (i) common stock, par value $0.001 per share, of the Company (the “Common Stock”); (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”) (iii) debt securities (the “Debt Securities”); (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”); (v) rights (“Rights”) and (v) units consisting of any combination of Common Stock, Preferred Stock, Debt Securities, Warrants or Rights (the “Units”), having an aggregate initial public offering price not to exceed $100,000,000, in each case on terms to be determined at the time of offering by the Company. The foregoing securities will be offered in amounts, at prices and on terms to be set forth in supplements to the base prospectus (the “Base Prospectus”) contained in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the Base Prospectus.

We have also reviewed such other documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	With respect to the Common Stock, when the Common Stock has been issued and delivered either: (i) in accordance with the terms of the applicable definitive agreement and upon payment of the consideration therefor provided therein; or (ii) upon conversion, exchange or exercise of any security, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise, including payment of the consideration therefor provided therein, the Common Stock will be validly issued, fully paid and nonassessable.

2.	With respect to the Preferred Stock, including shares of Preferred Stock duly issued upon conversion, exchange or exercise of any Debt Securities, Warrants or Units, when: (i) authorized for issuance by the board of directors of the Company or an authorized committee thereof; (ii) the applicable Certificate(s) of Designation for the class or series of Preferred Stock to be sold under the applicable prospectus supplement have been duly authorized, adopted and filed with the Secretary of State of Nevada, (iii) the terms of issuance and sale have been duly established in compliance with the articles of incorporation of the Company, the bylaws of the Company and applicable law, and do not result in a default or breach of any binding agreement; (iv) the shares have been issued and delivered in accordance with the terms of the applicable definitive agreement and upon payment of the consideration therefor; and (v) issued upon conversion, exchange or exercise of any security in accordance with its terms, including payment of the consideration therefor, the Preferred Stock will be validly issued, fully paid and nonassessable.

3.	With respect to the Debt Securities, when the Debt Securities have been duly executed and countersigned in accordance with the debt agreement, and issued and delivered in accordance with the terms of the applicable definitive agreement upon payment of the consideration therefor provided therein, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.	With respect to the Warrants, when the Warrants have been duly executed and countersigned in accordance with the warrant agreement and issued and delivered in accordance with the terms of the applicable definitive agreement upon payment of the consideration therefor provided therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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5.	With respect to the Rights, when the Rights have been duly executed and countersigned in accordance with the rights agreement and issued and delivered in accordance with the terms of the applicable definitive agreement upon payment of the consideration therefor provided therein, such Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.	With respect to the Units, when the Units have been duly executed and countersigned in accordance with the unit agreement and issued and delivered in accordance with the terms of the applicable definitive agreement upon payment of the consideration therefor provided therein, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of Nevada, and we do not express any opinion herein concerning any law other than the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the caption “Legal Matters” in the Registration Statement.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.

Very truly yours,

/s/ Kesse PLLC

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